Exhibit 3.2

RESTATED
CERTIFICATE OF INCORPORATION
OF FORMFACTOR, INC.

FormFactor, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 245 thereof, DOES HEREBY CERTIFY:

FIRST: The name of this corporation is FormFactor, Inc. FormFactor, Inc. was originally incorporated under the same name and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 15, 1993.

SECOND: This Restated Certificate of Incorporation of the Corporation only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of this Corporation be, and it hereby is, restated and integrated to read in its entirety as follows:

FIRST

The name of this corporation is FormFactor, Inc.

SECOND

The address of its registered office in the State of Delaware is 15 East North Street, City of Dover, County of Kent. The name of its registered agent at such address is United Corporate Services, Inc.

THIRD

The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH

A. This Corporation is authorized to issue two classes of shares of stock, to be designated, respectively, “Common Stock" and "Preferred Stock." The Preferred Stock

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may be issued in one or more series. The total number of shares that the Corporation is authorized to issue is Two Hundred Sixty Million (260,000,000). Two Hundred Fifty Million (250,000,000) shares with a par value of $0.001 each shall be Common Stock, and Ten Million (10,000,000) shares with a par value of $0.001 each shall be Preferred Stock.

B. The Board of Directors is authorized, subject to any limitations prescribed by this Article FOURTH or the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, unless a vote of any other holders is required pursuant to this Article FOURTH or to a Certificate or Certificates of Designation establishing a series of Preferred Stock.

C. Except as otherwise expressly provided in this Article FOURTH or in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article FOURTH, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

FIFTH
For the management of the business and for the conduct of the affairs of this Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The conduct of the affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

B. Notwithstanding the foregoing provision of this Article FIFTH, each director shall hold office until such director's successor is elected and qualified, or until such director's earlier death, resignation or removal. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred.

D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, and unless otherwise required by law, any director or the entire Board of Directors of the Corporation may be removed with the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares then entitled to vote at an election of directors (i) until the election of directors at 2024 annual meeting of stockholders (the “2024 Annual Meeting”), only for cause and (ii) from and after the election of directors at the 2024 Annual Meeting, with or without cause.

E. Director Terms:

(1) The provisions of this Article FIFTH, Section E are subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances.

(2) Until the election of directors at the 2024 Annual Meeting, the directors shall be divided into three classes: Class I, Class II, and Class III. Each director elected prior to the 2022 annual meeting of stockholders shall be elected for a term expiring on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Each director elected at the 2022 annual meeting of stockholders shall be elected for a one-year term expiring at the 2023 annual meeting of stockholders. Each director elected at the 2023 annual meeting of stockholders shall be elected for a one-year term expiring at the 2024 Annual Meeting. At the 2024 Annual Meeting and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Notwithstanding any of the foregoing provisions of this Article FIFTH, each director shall serve until such director’s term has expired and such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

F. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

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G. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent.

H. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

I. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by applicable law, this Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Corporation's outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to alter, change, amend or repeal, or adopt any provision inconsistent with, this Article FIFTH.

SIXTH

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, make, alter or repeal the By-laws of the Corporation unless and to the extent such authority is specifically and expressly limited in the By-laws or this Certificate of Incorporation. Notwithstanding any other provisions of law, this Certificate of Incorporation or the Bylaws, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws, the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, shall be required to make, alter, change, amend or repeal, or adopt any provision inconsistent with, this Article SIXTH.

SEVENTH
A. No director shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.

B. It is the intention of the foregoing provision to eliminate the liability of the Corporation's directors to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time. If the General

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Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then a director of the Corporation, in addition to the circumstances in which he is not now personally liable, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

C. Any repeal or modification of the foregoing Section A of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

D. Neither any amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf by its President and Chief Executive Officer, this 27th day of May, 2022.

FORMFACTOR, INC.

By: /s/ Michael D. Slessor
              Michael D. Slessor
President and Chief Executive Officer

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